Exhibit 99.(g)(1)

FORM OF THIRD AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

BETWEEN

CION ARES DIVERSIFIED CREDIT FUND

AND

CION ARES MANAGEMENT, LLC

This Third Amended and Restated Investment Advisory Agreement (the “Agreement”) is entered into as of [●], 2019, by and between CION ARES DIVERSIFIED CREDIT FUND (the “Fund”), a statutory trust duly organized and existing under the laws of the State of Delaware, and CION ARES MANAGEMENT, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the “Advisor”).

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Advisor has the power to engage in investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund and the Advisor had previously entered into an Investment Advisory Agreement (the “Original Agreement”) dated as of December 6, 2016 (the “Original Effective Date”);

WHEREAS, the Fund and the Advisor had previously entered into an Amended and Restated Investment Advisory Agreement, effective as of February 1, 2018;

WHEREAS, the Fund and the Advisor had previously entered into a Second Amended and Restated Investment Advisory Agreement (the “Second Amended and Restated Agreement”), effective as of November 30, 2018;

WHEREAS, the Fund and the Advisor desire to further amend and restate the Second Amended and Restated Agreement, effective as of [●], 2019 (the “Effective Date”); and

WHEREAS, the Advisor is willing to provide investment advisory services to the Fund on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement, the Fund and the Advisor agree as follows:

1.        Appointment; Duties of the Advisor

(a) The Fund hereby employs the Advisor to act as the investment adviser to the Fund and to furnish, or arrange for its affiliates to furnish, the investment advisory services described below, for the period and upon the terms herein set forth,

(i) in accordance with the investment objectives, policies and restrictions that are determined by the Board of Trustees of the Fund (the “Board”) from time to time and disclosed to the Advisor, which objectives, policies and restrictions shall initially be those set forth in the Fund’s registration statement (the “Registration Statement”) on Form N-2, as declared effective by the Securities and Exchange Commission (the “SEC”), as it may be periodically amended or supplemented;

(ii) in accordance with the Investment Company Act; and

(iii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Fund’s declaration of trust and bylaws.

(b)        Administration Services. The Advisor, on behalf of the Fund, shall conduct relations with custodians, depositories, transfer agents, pricing agents, investor support service providers, investor relations providers, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable in connection with its duties hereunder.

(c)       Investment Advisory Services. Subject to the supervision, direction and approval of the Board, the Advisor will conduct a continual program of investment, evaluation, sale, and reinvestment of the Fund’s assets. The Advisor is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities, loans or other financial instruments that are purchased for or considered for purchase by the Fund; (ii) make investment decisions for the Fund (including the exercise or disposition of rights accompanying portfolio securities, loans or other financial instruments (such as tender offers, exchanges, amendments, consents, waivers or forbearances) and other attendant rights thereto); (iii) place purchase and sale orders for portfolio transactions on behalf of the Fund and manage otherwise uninvested cash assets of the Fund; (iv) arrange for the pricing of Fund securities, loans or other financial instruments; (v) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, assignors, assignees, participants, counterparties and other persons in connection with the Advisor’s management of the assets of the Fund (in such respect, the Advisor will act as the Fund’s agent and attorney-in-fact); (vi) employ professional portfolio managers and securities analysts who provide research services to the Fund; (vii) engage certain third-party professionals, consultants, experts or specialists in connection with the Advisor’s management of the assets of the Fund (in such respect, the Advisor will act as the Fund’s agent and attorney-in-fact); (viii) make decisions with respect to the use by the Fund of borrowing for leverage or other investment purposes; and (ix) to engage one or more sub-advisors, subject to approval by the Board of the Fund. The Advisor will in general take such action as is appropriate to effectively manage the Fund’s investment practices. In addition:

(i) The Advisor will maintain and preserve the records specified in Section 13 of this Agreement and any other records related to the Fund’s transactions as are required under any applicable state or federal securities law or regulation, including the Investment Company Act and the Advisers Act.

(ii) The Advisor will comply with procedures of the Fund (“Fund Procedures”) provided to the Advisor by the Fund. The Advisor will notify the Fund as soon as reasonably practicable upon detection of any material breach of such Fund Procedures.

(iii) The Advisor will maintain a written code of ethics (the “Code of Ethics”), a copy of which will be provided to the Fund, and will adhere to such Code of Ethics in performing its services under this Agreement.

(iv) The Advisor, as directed by the Board, will manage the investment and reinvestment of the assets of the Fund in a manner consistent with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, subject to the best interests of the Fund. In addition, the Advisor will manage the Fund’s assets in compliance with the Fund’s investment objectives and policies as stated in the Registration Statement.

(d) The Advisor shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

2.        Information and Reports

(a) The Advisor will keep the Fund informed of developments relating to its duties as investment adviser of which the Advisor has, or should have, knowledge that would materially affect the Fund. In this regard, the Advisor will provide the Fund and its officers with such periodic reports concerning the obligations the Advisor has assumed under this Agreement as the Fund may from time to time reasonably request.

(b) The Advisor also will provide the Fund with any information reasonably requested regarding its management of the Fund required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Fund with the SEC. The Advisor will promptly inform the Fund if any information in the Registration Statement, as amended from time to time, is (or will become) inaccurate or incomplete.

3.        Standard of Care

The Advisor will exercise its reasonable judgment and will act in good faith and use reasonable care and in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 3, the term “Advisor” shall include any affiliates of the Advisor performing services for the Fund contemplated hereby, and directors, officers and employees of the Advisor and of such affiliates. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder.

4.        Advisor’s Duties Regarding Fund Transactions

(a) Placement of Orders. The Advisor will take all actions that it considers necessary to implement the investment policies of the Fund, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Fund with brokers or dealers the Advisor, in its sole discretion, selects. To that end, the Advisor is authorized as the Fund’s agent to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments of cash for the Fund’s account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Advisor is subject to the supervision of the Board and is directed at all times to seek to obtain best execution, subject to provisions (b) and (c) of this Section 4.

(b) Selection of Brokers and Dealers. In the selection of brokers and dealers to execute portfolio transactions, the Advisor is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: the execution capabilities of the brokers and dealers; the research and other services provided by the brokers and dealers that the Advisor believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Advisor is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Advisor a higher commission than that charged by other brokers and dealers if the Advisor determines in good faith that the amount of the commission is reasonable in relation to the value of the services in terms of either the particular transaction or in terms of the Advisor’s overall responsibilities with respect to the Fund and to any other client accounts or portfolios that the Advisor may advise. The execution of such transactions will not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise. To the extent permitted by applicable law, the Advisor may select affiliated brokers and dealers to execute portfolio transactions.

(c) Aggregated Transactions. On occasions when the Advisor deems the purchase or sale of a security or other financial instrument to be in the best interest of the Fund, as well as other funds or accounts managed by the Advisor or its affiliates (“advised funds”), the Advisor is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other advised funds to the extent permitted by the Investment Company Act and/or any applicable exemptive relief. When an order is so aggregated, the Advisor may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected. The Advisor will endeavor to allocate investment opportunities in a manner that, over a period of time, is fair and equitable, and in any event consistent with any fiduciary duties owed to the Fund and in an effort to avoid favoring one client over another and taking into account all relevant facts and circumstances, including (without limitation): (i) differences with respect to available capital, (ii) differences with respect to investment objectives or current investment strategies, (iii) differences in risk profile at the time the opportunity becomes available, (iv) the potential transaction and other costs of allocating an opportunity among the applicable funds, (v) potential conflicts of interests, (vi) the nature of the investment or transaction, (vii) current and anticipated market and general economic conditions and (viii) existing and prior positions in the obligor on the Fund’s investments. The Advisor and the Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

5.        Expenses

(a) The Advisor. The services of all investment professionals and staff of the Advisor, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Advisor and not by the Fund.

(b) The Fund. The Fund will bear all other costs, fees and expenses of its operations and transactions, including those relating to:

(i) corporate, organizational and offering costs relating to offerings of shares;

(ii) the cost of calculating the net asset value (“NAV”) of the Fund’s shares, including the cost of any third-party pricing or valuation services;

(iii) the cost of effecting sales and repurchases of shares and other securities;

(iv) the management fee and incentive fee;

(v) the shareholder servicing fee;

(vi) investment related expenses (e.g., expenses that, in the Advisor’s discretion, are related to the investment of the Fund’s assets, whether or not such investments are consummated), including, as applicable, brokerage commissions, borrowing charges on securities sold short, clearing and settlement charges, recordkeeping, interest expense, dividends on securities sold but not yet purchased, margin fees, investment related travel and lodging expenses and research-related expenses;

(vii) professional fees relating to investments, including expenses of consultants, investment bankers, attorneys, accountants and other experts;

(viii) fees and expenses relating to software tools, programs or other technology (including risk management software, fees to risk management services providers, third-party software licensing, implementation, data management and recovery services and custom development costs);

(ix) research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data);

(x) all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Advisor and any custodian or other agent engaged by the Fund;

(xi) transfer agent and custodial fees;

(xii) fees and expenses associated with marketing efforts;

(xiii) federal and any state registration or notification fees;

(xiv) federal, state and local taxes;

(xv) fees and expenses of trustees not also serving in an executive officer capacity for the Fund or the Advisor;

(xvi) the costs of preparing, printing and mailing reports and other communications, including tender offer correspondence or similar materials, to shareholders;

(xvii) fidelity bond, trustees and officers errors and omissions liability insurance and other insurance premiums;

(xviii) direct costs such as printing, mailing, long distance telephone and staff;

(xix) overhead costs, including rent, office supplies, utilities and capital equipment;

(xx) legal expenses (including those expenses associated with preparing the Fund’s public filings, attending and preparing for Board meetings, as applicable, and generally serving as counsel to the Fund);

(xxi) external accounting expenses (including fees and disbursements and expenses related to the annual audit of the Fund and the preparation of the Fund’s tax information);

(xxii) any costs and expenses associated with or related to due diligence performed with respect to the Fund’s offering of its shares, including but not limited to costs associated with or related to due diligence activities performed by, on behalf of, or for the benefit of broker-dealers, registered investment advisers, and third-party due diligence providers;

(xxiii) costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with The Sarbanes-Oxley Act of 2002;

(xxiv) all other expenses incurred by the Fund in connection with administering the Fund’s business (including the reimbursements contemplated by the last paragraph of this Section 5); and

(xxv) any expenses incurred outside of the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses as provided for in the Fund’s organizational documents.

It also is understood and agreed that if persons associated with the Advisor or any of its affiliates, including persons who are officers of the Fund, provide accounting, legal, clerical or administrative services to the Fund at the request of the Fund, the Fund will reimburse the Advisor and its affiliates for their costs in providing such accounting, legal, clerical or administrative services to the Fund (which costs may include an allocation of overhead including rent and the allocable portion of the salaries and benefits of the relevant persons and their respective staffs, including travel expenses), using a methodology for determining costs approved by the Board. Nothing contained herein shall be construed to restrict the Fund’s right to hire its own employees or to contract for services to be performed by third parties.

6.        Compensation

(a) Management Fee. For the services rendered and the expenses assumed by the Advisor, the Fund shall pay to the Advisor at the end of each calendar month a fee (the “Management Fee”) at the annual rate of 1.25% of the average daily value of the Fund’s Managed Assets. “Managed Assets” means the total assets of the Fund (including any assets attributable to any preferred shares that may be issued or to indebtedness) minus the Fund’s liabilities other than liabilities relating to indebtedness. The fee for the period from the Original Effective Date of the Agreement to the end of the month during which the Original Effective Date occurs will be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month will be prorated according to the proportion that such period bears to the full monthly period and will be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Advisor, the value of the Fund’s assets will be computed at the times and in the manner specified in the Registration Statement, and on days on which the value of Fund assets are not so determined, the asset value computation to be used will be as determined on the immediately preceding day on which the assets were determined. The Advisor shall also be entitled to reimbursement of its costs for providing to the Fund accounting, legal, clerical or administrative services as provided in Section 5 hereof. The Advisor may elect from time to time, in its sole discretion, to waive its right to reimbursement or its receipt of the advisory fee.

(b) Incentive Fee. The Advisor shall receive an incentive fee (the “Incentive Fee”) calculated as set forth below. In the case of a liquidation of the Fund or if this Agreement is terminated, the Incentive Fee will also become payable as of the effective date of liquidation or termination.

The Incentive Fee is earned on Pre-Incentive Fee Net Investment Income, as defined below, attributable to each class of the Fund’s common shares (“Class”), and shall be determined and payable in arrears as of the end of each fiscal quarter beginning on and after the Effective Date. With respect to each Class, the Incentive Fee for each fiscal quarter will be calculated as follows:

(i)        No Incentive Fee will be payable in any fiscal quarter in which the Pre-Incentive Fee Net Investment Income attributable to the Class does not exceed a quarterly return of 1.50% per quarter based on the Class’s average daily net assets (calculated in accordance with GAAP) (the “Quarterly Return”).

(ii)        All Pre-Incentive Fee Net Investment Income attributable to the Class (if any) that exceeds the Quarterly Return, but is less than or equal to 1.875% of the average daily net assets of that Class (calculated in accordance with GAAP) for the fiscal quarter, will be payable to the Advisor.

(iii)      For any fiscal quarter in which Pre-Incentive Fee Net Investment Income attributable to the Class exceeds 1.875% of the Class’s average daily net assets (calculated in accordance with GAAP), the Incentive Fee with respect to that Class shall equal 20% of Pre-Incentive Fee Net Investment Income attributable to the Class.

(iv)      “Pre-Incentive Fee Net Investment Income,” with respect to each Class, is defined as:

(a)   the Class’s share of interest income (allocated based on the net asset value of the Class relative to the Fund as a whole), dividend income and any other income accrued during the fiscal quarter, minus (A) the Class’s allocable share of Fund operating expenses accrued during the fiscal quarter (including, without limitation, the Management Fee, expenses reimbursed to the Advisor under the administration agreement, dated as of December 6, 2016, and any interest expense and distributions paid on any issued and outstanding preferred shares, but excluding the Incentive Fee) and (B) the distribution and/or shareholder servicing fees (if any) applicable to the Class accrued during the fiscal quarter; and

(b) the Class’s share of net interest (allocated based on the net asset value of the Class relative to the Fund as a whole), if any, associated with a derivative financial instrument or swap (which is defined as the difference between (A) the interest income and transaction fees related to reference assets and paid to the Fund by the derivative or swap counterparty, and (B) all interest and other expenses paid by the Fund to the derivative or swap counterparty).

(v) For the purposes of computing the Incentive Fee, the calculation methodology will look through derivative financial instruments or swaps as if the Company owned the reference assets directly, in the manner described in Section 6(b)(iv)(b) above.

7.        Services to Other Companies or Accounts

The Fund understands that the Advisor and its affiliates now act, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as an investment manager or adviser to other investment companies that have the same, similar or different investment objectives and strategies as the Fund, including any offshore entities or private accounts. The Fund understands that the persons employed by the Advisor to assist in the performance of the Advisor’s duties under this Agreement may not devote their full time to such service, and that nothing contained in this Agreement will be deemed to limit or restrict the right of the Advisor to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. This Agreement will not in any way limit or restrict the Advisor or any of its directors, officers, employees, or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Advisor of its duties and obligations under this Agreement. The Advisor and the Fund understand that trustees, officers, employees and shareholders of the Fund are or may become interested in the Advisor and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Advisor and directors, officers, employees, partners, shareholders, members and managers of the Advisor and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise. If any person who is a member, manager, partner, officer or employee of the Advisor is or becomes a trustee, officer and/or employee of the Fund and acts as such in any business of the Fund, then such member, manager, partner, officer and/or employee of the Advisor shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, officer or employee of the Advisor or under the control or direction of the Advisor, even if paid by the Advisor.

8.        Custody

Nothing in this Agreement will require the Advisor to take or receive physical possession of cash, securities, or other investments of the Fund.

9.        Term of Agreement; Termination of Agreement; Amendment of Agreement

(a) Term. This Agreement, unless terminated in accordance with its terms, will remain in effect for two years from the Original Effective Date and will renew for successive annual periods thereafter if approved at least annually by the Board or by the affirmative vote of the holders of a majority of the outstanding shares of the Fund, including, in either case, a majority vote of those trustees of the Fund who are not parties to this Agreement or “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on the Agreement’s approval.

(b) Termination. This Agreement may be terminated, without penalty, (i) by the Board or by vote of holders of a majority of the outstanding shares of the Fund upon sixty (60) days’ written notice to the Advisor, and (ii) by the Advisor upon sixty (60) days’ written notice to the Fund. This Agreement also will terminate automatically in the event of its assignment by the Advisor. The provisions of Section 12 of this Agreement shall remain in full force and effect, and the Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Advisor shall be entitled to any amounts owed under Section 6 through the date of termination or expiration and Section 12 shall continue in full force and effect and apply to the Advisor and its representatives as and to the extent applicable.

(c) Amendment. This Agreement may be amended by written agreement executed by all the parties hereto only if the amendment is specifically approved by: (i) a majority vote of those trustees of the Fund who are not parties to this Agreement or “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on the Agreement’s approval; and (ii) if required by applicable law, the vote of a majority of the outstanding shares of the Fund.

10.        Representations and Covenants of the Fund

The Fund represents and covenants to the Advisor as follows:

(a) The Fund is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets.

(b) The execution, delivery and performance by the Fund of this Agreement are within the Fund’s powers and have been duly authorized by all necessary actions of the Board, and the execution, delivery and performance of this Agreement by the parties to this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Fund’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Fund.

(c) The Fund is, or will be prior to commencing operations, registered as a closed-end management investment company under the Investment Company Act and the Fund’s shares are, or will be prior to commencing operations, registered under the Securities Act of 1933, as amended, and under any applicable state securities laws.

11.        Representations and Covenants of the Advisor

The Advisor represents and covenants to the Fund that as of the commencement of operations of the Fund:

(a) The Advisor is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets.

(b) The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance of this Agreement by the parties to this Agreement, and the execution, delivery and performance of this Agreement by the parties to this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Advisor’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Advisor.

(c) The Advisor is not prohibited by the Investment Company Act or the Advisers Act from performing the services contemplated by this Agreement.

(d) The Advisor is or will be at all necessary times registered with the SEC as an investment adviser under the Advisers Act.

12.        Indemnification

Subject to Section 3 hereof, the Advisor, its members and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person affiliated with any of them (collectively, the “Indemnified Parties”), shall not be liable to the Fund for any action taken or omitted to be taken by the Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services. The Fund shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Advisor’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the foregoing provisions of this Section 12 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party’s duties or by reason of the reckless disregard of the Advisor’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

13.        Records

(a) Maintenance of Records. The Advisor hereby undertakes and agrees to maintain for the Fund, in the form and for the period required by Rule 31a-2 under the Investment Company Act, all records relating to the Fund’s investments that are required to be maintained by the Fund pursuant to the Investment Company Act with respect to the Advisor’s responsibilities under this Agreement (the “Fund’s Books and Records”).

(b) Ownership of Records. The Advisor agrees that the Fund’s Books and Records are the Fund’s property and further agrees to surrender them promptly to the Fund upon the request of the Fund; provided, however, that the Advisor may retain copies of the Fund’s Books and Records at its own cost. The Fund’s Books and Records will be made available, within two (2) business days of a written request, to the Fund’s accountants or auditors during regular business hours at the Advisor’s offices. The Fund or its authorized representatives will have the right to copy any records in the Advisor’s possession that pertain to the Fund. These books, records, information, or reports will be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, the Fund’s Books and Records will be returned to the Fund.

14.        Governing Law

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act, if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

15.        No Waiver

The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

16.        Severability

If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

17.        Headings

The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

18.        Definitions

The terms “assignment,” “affiliated person,” and “interested person,” when used in this Agreement, will have the respective meanings specified in Section 2(a) of the Investment Company Act. The term “majority of the outstanding shares” means the lesser of (a) sixty-seven percent (67%) or more of the shares present at a meeting if more than fifty percent (50%) of the outstanding shares are present or represented by proxy, or (b) more than fifty percent (50%) of the outstanding shares.

19.        Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, e-mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.

20.        Entire Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

21.        Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date first above written.

CION ARES DIVERSIFIED CREDIT FUND

By:
Name:
Title:

CION ARES MANAGEMENT, LLC

By:
Name:
Title: